SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

        Name:  BLK Subsidiary Inc.

        Address of Principal Business Office (No. & Street, City,
        State, Zip Code):

               345 Park Avenue, New York, New York 10154

             Telephone Number (including area code): (212) 754-5560

        Name and address of agent for service of process:

                       Ralph L. Schlosstein,
                       345 Park Avenue
                       New York, New York 10154

        With copies of Notices and Communications to:

                       Richard T. Prins, Esq.
                       Skadden, Arps, Slate, Meagher & Flom LLP
                       919 Third Avenue
                       New York, New York 10022

        Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to
        Section 8(b) of the Investment Company Act of 1940 concurrently
        with the filing of Form N-8A:     YES       NO  X
                                              ---      ---


        Item 1.  Name.

               BLK Subsidiary Inc.

        Item 2 and 3.  State, Date and Form of Organization.

               The Registrant is a Maryland corporation created under the laws of the State of Maryland on August 11, 1997.

        Items 4 and 5.  Classification of Registrant.

               The Registrant is a closed-end diversified management company.

        Item 6.  Name and Address of Investment Advisor.

               The name and address of the investment advisor of the Registrant is:

                       BlackRock Financial Management, Inc.
                       345 Park Avenue
                       New York, New York  10154

        Item 7.  Name and Address of Each Officer and Director of
                 Registant.

        Andrew F. Brimmer               Director
                                        4400 MacArthur Blvd.,
                                        N.W. Suite 302
                                        Washington, D.C. 20007

        Richard E. Cavanagh             Director
                                        845 Third Avenue
                                        New York, NY  10022

        Kent Dixon                      Director
                                        9495 Blind Pass Road
                                        Unit #602
                                        St. Petersburg, FL  33706

        Frank J. Fabozzi                Director
                                        858 Tower View Circle
                                        New Hope, PA  18938

        Laurence D. Fink                Director and Chairman of the
                                        Board
                                        345 Park Avenue
                                        New York, New York  10154

        James Grosfeld                  Director
                                        20500 Civic Center Drive
                                        Suite 3000
                                        Southfield, MI  48076

        James Clayburn LaForce, Jr.     Director
                                        P.O. Box 1595
                                        Pauma Valley, CA  92061

        Walter F. Mondale               Director
                                        220 South Sixth Street
                                        Minneapolis, MN 55402

        Ralph L. Schlosstein            Director and President
                                        345 Park Avenue
                                        New York, New York  10154

        Scott Amero                     Vice President
                                        345 Park Avenue
                                        New York, New York  10154

        Keith T. Anderson               Vice President
                                        345 Park Avenue
                                        New York, New York  10154

        Michael C. Huebsch              Vice President
                                        345 Park Avenue
                                        New York, New York  10154

        Robert S. Kapito                Vice President
                                        345 Park Avenue
                                        New York, New York  10154

        Henry Gabbay                    Treasurer
                                        345 Park Avenue
                                        New York, New York  10154

        James Kong                      Assistant Treasurer
                                        345 Park Avenue
                                        New York, New York  10154

        Karen H. Sabath                 Secretary
                                        345 Park Avenue
                                        New York, New York  10154

        Richard Shea, Esq.              Vice President/Tax
                                        345 Park Avenue
                                        New York, New York  10154

        Frank Smith                     Assistant Treasurer
                                        345 Park Avenue
                                        New York, New York  10154

        Item  8.       Not applicable.

        Item 9.        (a)  No.
                       (b)  Not applicable.
                       (c)  No.
                       (d)  No.
                       (e)  Not applicable.

        Item 10.  Total Assets.

              The Registrant has no assets.

        Item 11.  Small Business Investment Company

              No.

        Item 12.  Periodic Report.    Not Applicable.



                                 SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 30th day of September, 1997.


               [SEAL]               BLK Subsidiary Inc.

                                    By: /s/ Ralph Schlosstein
                                       __________________________
                                       Name: Ralph Schlosstein
                                       Title: President


     Attest:___________________
              Karen H. Sabath
              Secretary